Exhibit 10.1
PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (the “Agreement”) is entered into this 21st day of April, 2011 (the “Closing Date”), by and between Michael J. Mayell, whose address is 4600 Post Oak Place, Suite 306, Houston, TX 77027 (“Seller”), and Alta Mesa Energy, LLC, whose address is 15415 Katy Freeway, Suite 800, Houston, Texas 77094 (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party” or collectively as the “Parties”.
WITNESSETH
     WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept all of Seller’s right, title and interest in and to the following (being collectively referred to herein as the “Properties”):
(a)	The entire estates created by the oil, gas and mineral leases and other oil and gas interests described on Exhibit A (the “Leases”), and the lands covered thereby (the “Lands”), together with all property and rights incident thereto including all rights and interests in any unit or pooled area in which the Leases and/or Lands are included, to the extent that such rights and interests arise from and are associated with the Leases and/or Lands, including all rights derived from any unitization, pooling, operating, communitization, area of mutual interest or other agreement or from any declaration or order of any governmental authority having jurisdiction, together with all direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind or nature, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests covering or with respect to the Leases and Lands whether or not specifically described on Exhibit A;
(b)	The oil and gas wells located on the Leases and/or Lands, or other leases and/or lands pooled therewith, including, without limitation, the wells described on Exhibit B (“Wells”);
(c)	All rights, privileges, benefits and powers with respect to the use and occupancy of the surface and subsurface depths in and under the Leases and Lands that are necessary or incidental to possession and enjoyment thereof or any interest therein under the terms of the Leases applicable thereto;
(d)	To the extent transferable at no cost or expense to Seller or that Buyer, at its sole option, agrees to pay any transfer cost or expense, all valid and existing gas purchase and sale contracts, operating agreements, participation agreements, prospect agreements, seismic agreements, and other contracts, and agreements to the extent relating to the Leases, Lands and the Wells, and any and all other agreements, contracts and rights derived therefrom;

(e)	To the extent transferable at no cost or expense to Seller or that Buyer, at its sole option, agrees to pay any transfer cost or expense, all permits, easements, rights-of-way, surface leases, franchises, licenses, approvals, consents, certificates, servitudes, surface use agreements, and other similar interests used or held for use in connection with the ownership or operation of the Leases, Lands and/or Wells or with production or treatment of hydrocarbons produced therefrom, or sale or disposal of water, hydrocarbons or associated substances therefrom or attributable thereto;
(f)	All oil, gas, and related hydrocarbons and other minerals produced from and after the Effective Time attributable to the Leases, Lands and Wells;
(g)	All wellbores, fixtures, equipment, and other property, both movable and immovable, by attachment or otherwise that are used or held for use in connection with the Leases, Lands and/or Wells, appurtenant thereto, or directly used or obtained in connection with the Leases or lands pooled therewith and the Lands and/or Wells or with the production, treatment, sale, or disposal of hydrocarbons or water produced therefrom or attributable thereto, including, without limitation, all gathering systems, pipelines, processing systems, plants, compressors, meters, injection wells, salt water disposal wells and facilities, well equipment, casing, tanks, buildings, tubing, pumps, motors, fixtures, machinery, power lines, roads, field processing plants and all other equipment and improvements to the extent used in the operation of the Wells, Leases and/or Lands (collectively, the “Equipment”); and
(h)	All other properties and interests (real, personal, contractual or mixed) including without limitation, to the extent transferable at no cost or expense to Seller, geological, geophysical and seismic data, owned by Seller in whole or in part, to the extent they are used or held for use in connection with the Leases, Lands and/or Wells.
     The Properties shall be conveyed subject to all valid and existing gas purchase and sale contracts, operating agreements, participation agreements, prospect agreements, seismic agreements, and other contracts and agreements to the extent relating to the Leases, Lands and the Wells, and any and all other agreements, contracts and rights derived therefrom (the “Contracts”), and all valid and existing restrictions, exceptions, reservations, conditions, limitations, interests, and other matters, if any, of record, including the presently existing and valid third-party royalties, overriding royalties, payments out of production, and easements and rights-of-way of record.
     NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

ARTICLE 1
DEFINITIONS
     The following terms shall have the following meanings throughout this Agreement:
     1.1 “Agreement” has the meaning set forth in the introductory paragraph hereto and includes all Exhibits and Schedules attached hereto or referenced herein.
     1.2 “Agreement with Cross Release” means that certain agreement dated December 17, 2009 between Michael J. Mayell, Sydson Energy, Inc. and The Meridian Resource Corporation, et al.
     1.3 “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
     1.4 “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, and other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including without limitation costs and expenses of operating the Properties) of any kind or character (whether or not asserted prior to the Closing Date, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, breach of representation, warranty or agreement, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise), including without limitation penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes, without limitation, any and all Claims arising from, attributable to or incurred in connection with any (i) breach of contract, (ii) loss or damage to property, injury to or death of persons, and other tortious injury, and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity.
     1.5 “Closing Date” means April 21, 2011.
     1.6 “Defensible Title” means, with respect to the Properties, such title and ownership by the Seller that (a) subject to Article 3.3, entitles the Seller to receive and retain, without reduction, suspension or termination, not less than the Seller’s “Net Revenue Interest” of all hydrocarbons produced, saved and marketed from the Properties; (b) subject to Article 3.3, obligates the Seller to bear not greater than the Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of such Property; and (c)

is free and clear of all liens, claims and encumbrances, except Permitted Encumbrances by, through and under Seller.
     1.7 “Effective Time” means 12:01 a.m., Central Standard Time on April 1, 2011.
     1.8 “Liens” means encumbrances, liens, claims, easement rights, agreements, instruments, obligations, burdens or defects in title.
     1.9 “Mutual Release” means that certain mutual and final release of all claims related to Cause No. 2011-01296 styled Sydson Energy, Inc. v. Alta Mesa Holdings, L.P. and The Meridian Resource & Exploration LLC pending before the 113th Judicial District Court of Harris County, Texas.
     1.10 “Net Revenue Interest” means that share of hydrocarbons produced from or allocated to a particular Lease, unit or Well (or the share of revenues received from the sale of hydrocarbons from or allocated to a particular Lease, unit or Well) that a party is entitled to receive by virtue of its ownership of such Lease, unit or Well after deducting any hydrocarbons or proceeds or revenues allocable to any royalty interest, overriding royalty interest, production payment, net profits interest or other similar interest, other than taxes, that constitutes a burden on such interest or is measured by or payable out of the production of hydrocarbons or the proceeds realized from the sale or other disposition thereof.
     1.11 “NPI Agreement” means that certain agreement dated June 27, 1995 but effective as of January 1, 1994 between Michael J. Mayell and Texas Meridian Resources Corporation (predecessor to The Meridian Resource Corporation) concerning net profits interests to be earned by Seller thereunder (“Original NPI Agreement”); and a Termination Agreement as of April 29, 2008 relating to the Original NPI Agreement; and an Amendment to Agreement dated June 27, 1995, which amends the Original NPI Agreement and has been filed of record in various jurisdictions.
     1.12 “Permitted Encumbrances” means (a) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (b) lessors’ royalties, overriding royalties, division orders, reversionary interests and similar burdens that do not operate to reduce the Net Revenue Interest of Seller in any of the Properties, (c) the consents and rights contained in the Contracts or the Leases, and (d) production sale contracts, unitization and pooling declarations and agreements, and any operating agreements insofar as such contracts and agreements do not operate to increase the Working Interest or decrease the Net Revenue Interest of Buyer for any of the Properties; (e) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Properties, which obligations are not yet due and pursuant to which Seller is not in default; (f) mechanic’s and materialmen’s liens relating to the Properties, which obligations are not yet due and pursuant to which Seller is not in default; (g) minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any Property encumbered thereby or materially impair the ability of the obligor to use any such Property in its operations; (h) all approvals required to be obtained in connection with the transactions contemplated herein from governmental authorities which are customarily obtained post-closing; (i) preferential rights to purchase and consent to transfer requirements of any person for which the holder(s) thereof have waived their rights with respect to the transfer of the Properties under this Agreement or the period has expired in which the holder may exercise such rights; and (j) liens created or arising by operation of law to secure a Party’s obligations as a purchaser of oil and gas in respect of obligations that are not past-due.
     1.13 “Project Areas” means the areas depicted or described in Exhibit C attached to and made a part of this Agreement.
     1.14 “Seller” has the meaning set forth in the introductory paragraph to this Agreement.
     1.15 “Working Interest” means that share of all costs and expenses associated with the exploration, development or operation of a Lease, unit or Well or related production facilities or equipment that the owner thereof is required to bear and pay.
ARTICLE 2
TRANSFER OF THE PROPERTY
          2.1 Sale and Purchase. On the Closing Date, upon the terms and conditions hereinafter set forth, Seller agrees to sell, assign and convey to Buyer all of his right, title and interest in the Properties, including, without limitation, all rights pursuant to the NPI Agreement and the Agreement with Cross Release, effective as of the Effective Time, and Buyer agrees to buy and accept such right, title and interest in the Properties from Seller on the Closing Date, effective as of the Effective Time.
          2.2 Purchase Price. Thirteen Million Four Hundred and Fifty-Three Thousand and No/100 Dollars ($13,453,000.00) (the “Mayell Purchase Price”) shall be paid by Buyer to Seller in immediately available funds on or before the Closing Date. The Mayell Purchase Price is to be adjusted on the Closing Date as provided in Article 2.3 below (the Mayell Purchase Price, as so adjusted, is referred to as the “Mayell Net Closing Amount”)
          2.3 Accounting for Expenses and Proceeds of Production and Sales, etc. Prior to the Closing Date, Seller and Buyer have, based on the schedule of calculations attached as Exhibit D (the “Estimated Mayell Adjustment Calculations”), arrived at an estimated net amount of Two Hundred and Thirty-Five Thousand and No/100 Dollars ($235,000.00) (the “Estimated Mayell Adjustment”) by which the Mayell Purchase Price is to be adjusted upwards on the Closing Date to allocate to Seller all estimated un-received revenues and unpaid expenses attributable to the Properties with respect to time periods prior to the Effective Time and to allocate to Buyer all revenues and expenses attributable to the Properties with respect to time periods on and after the Effective Time which may have been received by or paid to Seller. This estimated adjustment to the Mayell Purchase Price will be further adjusted following the Closing Date in accordance with Article 2.4 below.
          2.4 Post-Closing Adjustments. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller, in accordance with generally accepted accounting principles, a statement (the “Mayell Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined by the Estimated Mayell Adjustment and showing the calculation of such adjustments together with a copy of all data used in arriving at such calculations (the “Mayell Post-Closing Adjustment(s)”) and the resulting final purchase price (the “Mayell Final Purchase Price”). As soon as practicable after receipt of the Mayell Final Settlement Statement, Seller shall deliver to Buyer a written report containing any changes that Seller proposes to be made to the preliminary Mayell Final Settlement Statement. The Parties undertake to agree with respect to the amount due pursuant to such Mayell Post-Closing Adjustments no later than ninety (90) days after the Closing Date. The date upon which such agreement is reached, and upon which the Mayell Final Purchase Price is established, shall be herein called the “Mayell Final Settlement Date”. In the event that (a) the Mayell Final Purchase Price is more than the Mayell Net Closing Amount paid by the Buyer on the Closing Date, Buyer shall pay to Seller the balance of such difference by wire transfer of immediately available funds, or (b) the Mayell Final Purchase Price is less than the Mayell Net Closing Amount paid by the Buyer on the Closing Date, Seller shall pay to Buyer the balance of such difference by wire transfer of immediately available funds.
          If the Parties cannot agree upon the Mayell Post-Closing Adjustments, the Parties agree that the dispute shall be submitted to a mutually selected third-party accountant, who shall decide all points of disagreement with respect to the Mayell Post-Closing Adjustments. The decision of said third party accountant on all such points shall be binding upon the Parties. The cost and expenses of said third party accountant shall be borne equally by the Parties.
ARTICLE 3
ASSUMPTION AND PARTICIPATION BY BUYER
          3.1 On the Closing Date, Buyer shall, and does hereby expressly agree to incur, assume and pay, all of the costs, obligations and liabilities of Seller under the Leases, the Contracts and under all other agreements described in this Agreement or in any Exhibit to this Agreement that relate to the Properties whether they arise from or relate to events occurring before or after the Effective Time, provided, however, all such costs attributable to Seller’s interest in the Properties for all periods prior to the Effective Time shall be accounted for in the Mayell Post-Closing Adjustments. Buyer agrees, if requested by Seller, to execute any documents or instruments reasonably requested by Seller to evidence such assumption by Buyer.

          3.2 On the Closing Date, Buyer shall receive all revenues of Seller under the Leases, the Contracts and under all other agreements described in this Agreement or in any Exhibit to this Agreement that relate to the Properties whether they arise from or relate to events occurring before or after the Effective Time, provided, however, all such revenues attributable to Seller’s interest in the Properties for all periods prior to the Effective Time shall be accounted for in the Mayell Post-Closing Adjustments. Buyer agrees, if requested by Seller, to execute any documents or instruments reasonably requested by Seller to evidence such assumption by Buyer.
          3.3 Buyer agrees and acknowledges that any Working Interests and Net Revenue Interests stated in this Agreement, or any Exhibit to this Agreement do not constitute representations or warranties as to the quantum of interest actually owned by Seller and that any interests in the Properties conveyed to Buyer shall be subject to its proportionate share, in and to each of the Project Areas, of any and all lease and overriding royalty burdens of record in the real property records of the counties in which the Lands are located.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows:
          4.1 Organization. Seller is an individual residing in Texas.
          4.2 Authority and Conflicts. Seller has all requisite power and authority to carry on his business as presently conducted, to enter into this Agreement and to perform his obligations hereunder. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with any provision of any material agreement or instrument to which Seller is a party or by which Seller is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller, other than the Contracts and any other agreements or instruments to which Buyer is already a party.
          4.3 [Reserved].
          4.4 Enforceability. This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller on the Closing Date will when duly executed and delivered for value constitute, valid, legal and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors as well as the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.5 Litigation and Claims. Except as otherwise provided in Exhibit E, attached hereto and made a part hereof, to Seller’s knowledge, there are no demands or suits, actions or other proceedings pending or threatened before any court or governmental agency which, taken as a whole, might result in material impairment or loss of Seller’s title to any part of the Properties or the value thereof, or which might materially hinder or impede the operation of the Properties taken as a whole.
          4.6 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
          4.7 Preferential Rights and Consent to Assign. Except as otherwise set forth in the Contracts, Seller represents there are no third party preferential rights to purchase, rights of first refusal and/or consents to assign that were created by Seller upon or subsequent to Seller taking title to the Properties.
          4.8 Title. Subject to Permitted Encumbrances, there are no claims arising by, through or under Seller which would cause Seller to have less than Defensible Title to the Properties; the Properties are free and clear of all Liens arising by, through or under Seller, except for Permitted Encumbrances; and Seller shall convey title to Buyer with a special warranty, by through and under Seller but not otherwise.
          4.9 Contracts. Seller is not delinquent on any invoice it has received for joint interest billing that is not otherwise accounted for in the Estimated Mayell Adjustment Calculations.
          4.10 Non-Reliance. Except to the extent of any representations by Buyer herein, Seller acknowledges and agrees that it has not relied upon any statements, analysis or representations by Buyer or its representatives in entering into this Agreement, the transactions contemplated hereby and Seller, and Seller’s spouse, Karen B. Mayell, joining herein each acknowledge that it has access to all information and data it deems necessary to evaluate this transaction, including the Purchase Price to be paid by Buyer and the other terms and conditions herein.
          4.11 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS ARTICLE 4 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WITHOUT LIMITATION OF THE FOREGOING. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 4, THE PROPERTIES SHALL BE CONVEYED TO BUYER WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND ON THE CLOSING DATE SHALL BE DEEMED TO HAVE WAIVED)

ITS RIGHT TO INSPECT THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). EXCEPT FOR THE REPRESENTATIONS CONTAINED HEREIN IN ARTICLE 4, BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES. BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OF COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents to Seller as follows:
          5.1 Organization. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to conduct business in the State in which the Properties are located.
          5.2 Authority and Conflicts. Buyer has all requisite company powers and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms and conditions described in this Agreement, and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Buyer’s company agreement and any other governing documents or any material agreement or instrument to which Buyer is a party or by which Buyer is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

          5.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite partnership action on the part of Buyer.
          5.4 Enforceability. This Agreement and all documents and instruments required or contemplated hereunder to be executed and delivered by Buyer on the Closing Date will, when duly executed and delivered for value, constitute valid, legal and binding obligations of Buyer, enforceable against Buyer, in accordance with their respective terms, subject only to applicable bankruptcy and other similar laws of general application with respect to creditors.
          5.5 Litigation and Claims. Buyer has no knowledge of any suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer which has or will materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.
          5.6 Brokers’ Fees. Buyer has incurred no liability contingent or otherwise, for brokers’ or finders’ fees with respect to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
          5.7 Non-Reliance. Except to the extent of any representations by Seller herein, Buyer acknowledges and agrees that it has not relied upon any statements, analysis or representations by Seller or his representatives in entering into this Agreement, the transactions contemplated hereby and Buyer acknowledges that it has access to all information and data it deems necessary to evaluate this transaction, including the Mayell Purchase Price to be paid to Seller and the other terms and conditions herein.
ARTICLE 6
DUE DILIGENCE REVIEW BY BUYER
          6.1 Due Diligence. Seller acknowledges that prior to the Closing Date, Buyer, or Buyer’s authorized representatives, have been given access to Seller’s records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, division order files, and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews. Buyer has conducted, at its sole cost, such title examination or investigation, and other examinations and investigations, as it has in its sole discretion chosen to conduct with respect to the Properties.
          6.2 Due Diligence Indemnity. Buyer hereby INDEMNIFIES and SHALL DEFEND AND HOLD HARMLESS Seller and his respective employees, agents, representatives, contractors, successors, and assigns) from and against any and all Claims arising from or relating to Buyer’s physical inspection of the Properties. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE

CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR
STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.
ARTICLE 7
THE CLOSING AND FINAL SETTLEMENT DATE
          7.1 Closing. The closing (the “Closing”) of the transaction contemplated by this Agreement shall be on the Closing Date at the offices of Buyer, whose address is 15415 Katy Freeway, Suite 800, Houston, Texas 77094.
          7.2 Deliveries by Seller at Closing. The obligations of the Buyer under this Agreement shall not become effective until, Seller shall have executed and delivered to Buyer at the Closing:
(a)	An Assignment and Bill of Sale assigning the Properties to Buyer, substantially the form of the assignment attached hereto as Exhibit F, in sufficient counterparts to facilitate recording;
(b)	Letters-in-Lieu of Division Orders or Transfer Orders or such other documents necessary to provide notice to each purchaser of production from the Properties of the change in ownership of the Properties and instructing each such purchaser to make all future payments directly to Buyer;
(c)	A certificate pursuant to Internal Revenue Code Section 1445, in the form of Exhibit G, certifying that Seller is not a foreign person;
(d)	A fully executed and recordable Release of Lien in sufficient counterparts for any and all mortgages or other similar liens affecting Seller’s interest in the Properties; and
(e)	The Mutual Release.
          7.3 Deliveries by Buyer at Closing. The obligations of the Seller under this Agreement shall not become effective until Buyer shall have executed and/or delivered to Seller at the Closing:
(a)	The Assignment and Bill of Sale;
(b)	The Mayell Purchase Price (as prescribed to be adjusted under the terms of this Agreement) by wire transfer in immediately available funds to an account designated by Seller; and
(c)	The Mutual Release.

          7.4 Deliveries by Seller at Mayell Final Settlement Date. At the Mayell Final Settlement Date, and pursuant to Article 2.4, if the Mayell Final Purchase Price is less than the Mayell Net Closing Amount, Seller shall pay to Buyer the balance of such difference by wire transfer of immediately available funds.
          7.5 Deliveries by Buyer at Final Settlement Date. At Final Settlement Date, and pursuant to Article 2.4, if the Mayell Final Purchase Price is greater than the Mayell Net Closing Amount, Buyer shall pay to Seller the balance of such difference by wire transfer of immediately available funds.
ARTICLE 8
NON-COMPETE
     For a period of five (5) years from the Effective Time Seller, agrees not to acquire directly or indirectly any oil and gas lease, royalty, overriding royalty, farmout, option, exploration agreement or mineral interest of any kind within the Project Areas without the prior written consent of Buyer.
ARTICLE 9
SURVIVAL, INDEMNIFICATION AND RELEASE
          9.1 Survival. Except as set forth in this Article 9, all representations and warranties contained in this Agreement shall terminate on the Closing Date. All other agreements and covenants of the Parties shall survive the execution and delivery of the assignments of the Properties to Buyer by Seller.
          9.2 Indemnification by Seller. From and after the Closing Date, except for the Assumed Environmental Obligations and the matters for which Buyer indemnifies Seller under Article 9.4, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims suffered by Buyer as a result of (a) any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by Seller and resulting from or relating to the transactions contemplated in this Agreement; (b) the breach of, or failure to perform or satisfy, any of the covenants of Seller set forth in this Agreement which are to be performed after the Closing Date; and (c) breach of any representation or warranty of Seller set forth in this Agreement, except for a breach of Article 4.8. Seller’s indemnity obligations under this Article 9.2 shall expire as to any claim for indemnification not asserted by Buyer within twelve (12) months after the Closing Date. In no event shall Seller’s indemnity obligation under this Article 9.2 exceed ten (10) percent of the Mayell Net Closing Amount. The terms and provisions of this Article 9.2 shall be the sole and exclusive remedy of each of the persons indemnified hereunder with respect to the indemnified matters, regardless of whether such Claims are based on contract, tort, strict liability, or other principles.

          9.3 Buyer’s Assumed Environmental Obligations. On and after the Closing Date, Buyer shall assume, bear and pay all costs of the following with respect to the interests of Seller in the Properties assigned to Buyer (collectively, the “Assumed Environmental Obligations”) for:
(a)	any plugging and abandonment and surface restoration obligations related to the Wells whether arising before, on or after the Effective Time;
(b)	the following occurrences, events, conditions and activities on, or related or attributable to the ownership or operation of, the Properties, regardless of whether arising from the ownership or operation of the Properties before, on, or after the Effective Time, and regardless of whether resulting from any negligent acts or omissions or strict liability of Seller, his partners, officers, directors, agents, and contractors:
(i)	Environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by oil and gas, brine, NORM or otherwise;
(ii)	Underground injection activities and waste disposal;
(iii)	Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;
(iv)	Disposal on the Properties of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Properties; and
(v)	Contractual liability for items of the type described under subsections (i) through (iv) above.
          9.4 Indemnification by Buyer. To the extent permitted by law and in addition to the indemnifications provided in the Assignment and Bill of Sale, Buyer, from and after the Closing Date, shall release, indemnify, defend and hold Seller and his spouse, representatives and affiliates and any of their officers, directors and employees (the “Seller Group”) harmless from and against any and all Claims suffered by Seller Group as a result of or relating to any of the following: (a) any liability or obligation relating to or arising from the ownership or operation of the Properties on and after the Effective Time; (b) any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by Buyer and resulting from or relating to the transactions contemplated in this Agreement; (c) the breach of any representation or warranty of Buyer set forth in this Agreement; (d) the breach of, or failure to perform or satisfy any of the covenants of Buyer set forth in this Agreement; (e) the Assumed Environmental Obligations, regardless of whether the Assumed Environmental Obligations relate to conditions arising before or after the Effective Time; and (f) any liability to Murphy Exploration & Production Company—USA (“Murphy”) due to Seller’s

failure to obtain a waiver of any preferential right of Murphy to purchase the Properties or any consent to assign the Properties not obtained from Murphy prior to the Closing Date.
          9.5 Indemnity Threshold. Neither Seller nor Buyer shall have any liability for Claims under the indemnity provided in this Article 9 until the aggregate of all Claims suffered by Seller or Buyer, respectively, exceeds TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), and then only to the extent of such excess.
          9.6 Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, PARTNERS, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING WITHOUT LIMITATION INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS EMPLOYEES’, PARTNERS’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’ OR ASSIGNS’) SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, STRICT LIABILITY, BREACH OF REPRESENTATION, WARRANTY OR AGREEMENT, OR FAULT. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
ARTICLE 10
ADDITIONAL PROVISIONS
          10.1 Further Assurances. After the Closing Date, each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action as may be reasonably requested in order to more effectively assure said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.
          10.2 Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address set forth below of the party to be notified, addressed as follows:

If to Seller:	Michael J. Mayell
4600 Post Oak Place, Suite 306
Houston, TX 77027
Phone: 713-820-6300
Facsimile: 713-715-1573
E-Mail: mmayell@sydson.com

If to Buyer:	Alta Mesa Energy, LLC
c/o Alta Mesa Holdings, L.P.
15415 Katy Freeway, Suite 800
Houston, Texas 77094
Attn: F. David Murrell
Vice President Land
Phone: 281.530.0991
Facsimile: 281.530.5278
E-Mail: dmurrell@altamesa.net
Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.
          10.3 Expenses. Buyer shall bear and pay all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each Party shall bear its own respective expenses incurred in connection with the closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees and other similar costs and expenses.
          10.4 No Partnership. This Agreement is not intended to create and shall not be construed as creating a partnership, joint venture or other association between Seller and Buyer. The respective rights and obligations of the parties hereto shall in all respects be several and be governed by the express provisions of this Agreement and the Contracts.
          10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.
          10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated hereby is materially affected in any adverse manner to either Buyer or Seller. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforce, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby are fulfilled to the extent possible.
          10.7 Assignment. Neither Seller nor Buyer may assign their respective rights or delegate their respective duties or obligations arising under this Agreement without the prior written consent of the other Party.
          10.8 Integration. This Agreement, the Exhibits and Schedules hereto, the confidentiality agreement in Article 10.17 and the other agreements to be entered into by the Parties under the provisions of this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Buyer that is not embodied in this Agreement or in the documents referred to herein, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.
          10.9 Waiver or Modification. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Seller and Buyer, or, in the case of a waiver or consent, by or on behalf of the Party or Parties waiving compliance or giving such consent. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.
          10.10 Heading. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement. All references to a “section” or “Exhibit” shall refer to a section contained in this Agreement or an Exhibit attached to this Agreement.
          10.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
          10.12 Public Announcements. No Party may make press releases or other public announcements concerning this transaction without the other’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.
          10.13 Interpretation. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply.

(a)	Defined terms in this Agreement are denoted by quotation marks. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.
(b)	If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any pro forma assignment document or other transaction documents attached to this Agreement as an Exhibit or Schedule and the provisions of any assignment documents and other transaction documents actually executed by the Parties, the provisions of the executed assignment documents and other executed transaction documents shall take precedence.
(c)	To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignments by reference.
(d)	The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.
(e)	The term “knowledge,” as applied to each Party, shall mean the actual knowledge of such Party or such Party’s officers, managers, partners and directors.
(f)	The plural shall be deemed to include the singular, and vice versa.
(g)	The term “including” means “including, without limitation.”
(h)	The term “Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.
          10.14 Third-Party Beneficiaries. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights, benefits, or remedies in anyone who is not a Party or a successor of a Party hereto.
          10.15 Waiver of Deceptive Trade Practices Act. As partial consideration for this Agreement, each Party hereby expressly waives the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Articles 17.41 et seq. of the Texas Business & Commerce Code, other than Article 17.555 which is not waived, and all other consumer protection laws of the State of Texas that may be waived by the Parties to the extent permitted by applicable law. Each Party represents to the other that such Party has had an adequate opportunity to submit this waiver to legal counsel for review and comment, and understands the rights being waived herein.
          10.16 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed as original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
          10.17 Confidentiality. Buyer and Seller agree to keep this Agreement and the terms hereof confidential, except as it may be required to be disclosed by law or by the rules of any stock exchange.
[signature page follows]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SELLER: MICHAEL J. MAYELL
/s/Michael J. Mayell
Michael J. Mayell

BUYER: ALTA MESA ENERGY, LLC
/s/ Harlan H. Chappelle
Harlan H. Chappelle
President

          Spousal Consent. Karen B. Mayell, wife of Michael J. Mayell, joins in the execution of this Agreement to acknowledge that the Properties are community property under the sole management and control of Michael J. Mayell and consents to the sale and transfer of the Properties in accordance with the terms of this Agreement. Karen B. Mayell is NOT a Party to this Agreement.

KAREN B. MAYELL
/s/ Karen B. Mayell
Karen B. Mayell